                                                                  Exhibit (e)(1)


                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               EM HOLDINGS, INC.,
                             A DELAWARE CORPORATION,

                            EMPIRE ACQUISITION CORP.,
                             A DELAWARE CORPORATION,

                                       AND

                                EMACHINES, INC.,
                             A DELAWARE CORPORATION

                   As Amended and Restated November 26, 2001.

                                TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS .....................................................   2
ARTICLE 2. THE TENDER OFFER ................................................   9
   2.1   The Tender Offer ..................................................   9
   2.2   Company Actions ...................................................  11
   2.3   Directors .........................................................  13

ARTICLE 3. THE MERGER ......................................................  14
   3.1   The Merger ........................................................  14
   3.2   Merger Consideration And Cancellation Of Shares ...................  15
   3.3   Payment of Cash for Shares ........................................  15
   3.4   Dissenting Shares .................................................  17
   3.5   Stock Options .....................................................  18
   3.6   The Closing .......................................................  18

ARTICLE 4. REPRESENTATIONS AND WARRANTIES CONCERNING PARENT AND BUYER ......  19
   4.1   Entity Status .....................................................  19
   4.2   Power and Authority; Enforceability ...............................  19
   4.3   Consents and Approvals; No Defaults ...............................  19
   4.4   Ownership of Buyer; Buyer's Operations ............................  20
   4.5   Brokers' Fees .....................................................  20
   4.6   Ability to Consummate the Transactions ............................  20
   4.7   Statements True and Correct .......................................  21
   4.8   Regulatory Approvals ..............................................  21

ARTICLE 5. REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED ENTITIES .  21
   5.1   Corporate Status ..................................................  21
   5.2   Power and Authority; Enforceability ...............................  21
   5.3   Consents and Approvals; No Defaults ...............................  22
   5.4   Brokers' Fees .....................................................  22
   5.5   Capitalization ....................................................  23
   5.6   Company Subsidiaries ..............................................  23
   5.7   Company Reports and Financial Statement ...........................  23
   5.8   Subsequent Events .................................................  24
   5.9   Legal Compliance ..................................................  24
   5.10  Tax Matters .......................................................  25
   5.11  Title to Assets ...................................................  25
   5.12  Intellectual Property .............................................  26
   5.13  Material Contracts; Defaults ......................................  27
   5.14  Litigation ........................................................  27
   5.15  Labor; Employees ..................................................  27

   5.16  Employee Benefits .................................................  27
   5.17  Statements True and Correct .......................................  29
   5.18  Regulatory Approvals ..............................................  29
   5.19  Opinion of Financial Advisor ......................................  29

ARTICLE 6. COVENANTS .......................................................  29
   6.1   Notices and Consents ..............................................  29
   6.2   Operation of Business .............................................  30
   6.3   Access to Information .............................................  33
   6.4   Acquisition Proposal ..............................................  33
   6.5   Covenants to Satisfy Conditions ...................................  35
   6.6   Disclosure Prior to Closing .......................................  35
   6.7   Indemnification and Directors' and Officer's Insurance ............  36
   6.8   Financing Agreements. .............................................  37
   6.9   Publicity. ........................................................  37
   6.10  Escrow Funding. ...................................................  37

ARTICLE 7. CLOSING CONDITIONS ..............................................  38
   7.1   General Conditions ................................................  38
ARTICLE 8. TERMINATION .....................................................  39
   8.1   Termination of Agreement ..........................................  39
   8.2   Manner and Effect of Termination ..................................  40
   8.3   Certain Payments Upon Termination .................................  40
ARTICLE 9. MISCELLANEOUS ...................................................  41
   9.1   Entire Agreement; Third Party Beneficiaries .......................  41
   9.2   Successors ........................................................  41
   9.3   Assignments .......................................................  41
   9.4   Notices ...........................................................  41
   9.5   Specific Performance ..............................................  42
   9.6   Counterparts ......................................................  43
   9.7   Headings ..........................................................  43
   9.8   Governing Law .....................................................  43
   9.9   Amendments and Waivers ............................................  43
   9.10  Severability ......................................................  43
   9.11  Expenses ..........................................................  43
   9.12  Construction ......................................................  43
   9.13  Non-Survival of Representations and Warranties ....................  44
   9.14  Submission to Jurisdiction ........................................  44
   9.15  Buyer Compliance ..................................................  44

                                   ATTACHMENTS

Exhibit A      Buyer Option Agreement
Exhibit B      Certificate of Merger

Annex A        Offer Conditions

                          AGREEMENT AND PLAN OF MERGER

         AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 19, 2001, as amended and restated as of November 26, 2001, by and among EM Holdings, Inc., a Delaware corporation ("Parent"), Empire Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Buyer"), and eMachines, Inc., a Delaware corporation (the "Company," and together with its Subsidiaries from time to time (except as the context herein may otherwise require), the "Acquired Entities"). Capitalized terms used herein without definition have the meanings set forth in ARTICLE 1 or elsewhere in this Agreement.

         The parties entered into this Agreement on November 19, 2001 and desire to amend and restate this Agreement in its entirety as set forth herein. For purposes of this amended and restated Agreement, all references to "as of the date hereof" means as of November 19, 2001.

                                    RECITALS
                                    --------

         WHEREAS, the Company Board and the respective Board of Directors of each of Parent and Buyer each has approved and determined that it is fair, advisable and in the best interests of its respective stockholders (other than, in the case of the Company, Mr. Lap Shun Hui, Korea Data Systems (USA), Inc. ("KDS USA"), Parent and their respective Affiliates) to effect a merger of Buyer with and into the Company, with the Company as the surviving corporation, pursuant to the Certificate of Merger and upon the terms and subject to the conditions set forth herein;

         WHEREAS, in furtherance thereof, it is proposed that Buyer shall commence a cash tender offer (the "Offer") to acquire any and all of the outstanding shares of Company Common Stock at a price of $1.06 per share (such amount, or any greater amount per share paid pursuant to the Offer, being hereinafter referred to as the "Offer Price"), net to the seller in cash, without interest, less any required withholding taxes, in accordance with the terms and subject to the conditions provided herein; and

         WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Buyer to enter into this Agreement, certain Company Stockholders have entered or will enter into separate Stock Purchase Agreements (the "Stock Purchase Agreements"), pursuant to which those stockholders have conditionally agreed to sell to Buyer shares of Common Stock beneficially owned by such stockholders concurrently with or subsequent to the Buyer's acceptance and purchase of the Shares upon the closing of the Offer.

         WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Buyer to enter into this Agreement, the Company has granted to Buyer, pursuant to an agreement in the form attached hereto as Exhibit A (the "Buyer Option
                                         ---------
Agreement"), an option (the "Buyer Option") to acquire from the Company in certain circumstances a sufficient number of Shares ("Buyer Option Shares"), when taken together with all other outstanding Shares to be acquired by or beneficially held by Buyer or its Affiliates at or prior to the date on which the Shares are accepted and purchased in the Offer (the "Funding Date"), to permit the Merger to be effected pursuant to Section 253 of the DGCL.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained herein and intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE 1.
                                  DEFINITIONS

         "Acquired Entities" is defined in the preamble to this Agreement.

         "Acquisition Proposal" is defined in Section 6.4.
                                              -----------

         "Action" means any action, appeal, petition, plea, charge, complaint, claim, suit, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence or proceeding.

         "Affiliate" with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person.

         "Affiliated Group" means any affiliated group under Code Section 1504(a) or any similar group defined under provisions of applicable Law.

         "Balance Sheet Date" is defined in Section 5.7.
                                            -----------

         "Breach" means any breach, inaccuracy, failure to perform, failure to comply, conflict with, default, violation, acceleration, termination or cancellation.

         "Business Day" means any day other than a day on which the Over the Counter Bulletin Board is closed for trading.

         "Buyer" is defined in the preamble to this Agreement.

         "Buyer Option" is defined in the recitals to this Agreement.

         "Buyer Option Agreement" is defined in the recitals to this Agreement.

         "Buyer Option Shares" is defined in the recitals to this Agreement.

         "Cash Amount" is defined in Section 3.5(a)

         "Certificate of Merger" is defined in Section 3.1.
                                               -----------

          "Changeover Time" means 11:59 PM on the first date on which each of the following have occurred: (a) the acceptance for payment by Buyer of the Shares pursuant to the Offer and (b) the Company has taken and caused to be taken, all actions required to permit the immediate appointment of the number of directors that Parent is entitled to designate pursuant to Section 2.3 of this
                                                           -----------
Agreement.

         "Closing Date" is defined in Section 3.6.
                                      -----------

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" is defined in the preamble to this Agreement.

         "Company Board" means the Board of Directors of the Company.

         "Company Common Stock" means the Company's common stock, $.0000125 par value.

         "Company Disclosure Letter" is defined in ARTICLE 5.

         "Company Option" is defined in Section 3.5.
                                        -----------

         "Company Option Plan" is defined in Section 3.5.
                                             -----------

         "Company Reports" is defined in Section 5.7.
                                         -----------

         "Company Stockholders" means the stockholders of the Company as they may be constituted from time-to-time.

         "Consent" means any consent, approval, notification, waiver, or other similar action required pursuant to a Contract.

         "Contract" means any Enforceable contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, promise, obligation, right or instrument, whether written or oral.

         "Continuing Director" is defined in Section 2.3.
                                             -----------

         "Copyrights" means all copyrights in both published works and unpublished works including any registrations and applications therefor and whether registered or unregistered.

         "Debt Commitment Letter" means the debt commitment letter attached to the Parent Disclosure Letter and any definitive agreements entered into by the parties thereto relating to the commitments set forth therein.

         "Disclosure Letters" means the Company Disclosure Letter and the Parent Disclosure Letter.

         "Dissenting Shares" is defined in Section 3.4.
                                           -----------

         "DGCL" means the Delaware General Corporation Law.

         "Effective Time" is defined in Section 3.1(a).
                                        --------------

         "Employee Benefit Plans" means all employee benefit plans or arrangements of any kind, including without limitation, bonus deferred compensation, incentive compensation, equity compensation, equity purchase, equity option, equity appreciation rights, restricted equity, severance or termination pay, fringe benefit, vacation, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, savings, pension, retirement, or supplemental retirement plan, program, agreement or arrangement, whether or not a plan described in Section 3(3) of ERISA.

         "Employee Pension Benefit Plan" has the meaning ascribed to such term in Section 3(2) of ERISA.

         "Employee Welfare Benefit Plan" has the meaning ascribed to such term in Section 3(1) of ERISA.

         "Encumbrance" means any mortgage, Security Interest, lien, hypothecation, pledge, charge or encumbrance of any kind, easement, covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other general attribute of ownership.

         "Enforceable" a Contract is "Enforceable" if it is the legal, valid, and binding obligation of the applicable Person, enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

         "Equity Commitment" means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person;
(b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person's Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

         "Equity Commitment Letter" means the equity commitment letter attached to the Parent Disclosure Letter.

         "Equity Interest" means (a) with respect to a corporation, any and all shares of capital stock and any Equity Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Equity Commitments with respect thereto, and (c) any other direct equity ownership or participation in a Person.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means each business or entity which is a member of a "controlled group of corporations," under "common control" or an "affiliated service group" with any Acquired Entity within the meaning of Sections 414(b),
(c) or (m) of the Code, or required to be aggregated with any Acquired Entity under Section 414(o) of the Code, or is under "common control" with any Acquired Entity, within the meaning of Section 4001(a)(14) of ERISA.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Expiration Date" is defined in Section 2.1.
                                         -----------

         "Fiduciary" is defined in Section 3(21) of ERISA.

         "Financial Advisor" is defined in Section 2.2(a).
                                           --------------

         "Financial Statements" is defined in Section 5.7.
                                              -----------

         "Financing Agreement" is defined in Section 4.6.
                                             -----------

         "Funding Date" is defined in the recitals to this Agreement.

         "GAAP" means United States generally accepted accounting principles.

         "Governmental Entity" means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnified Liabilities" is defined in Section 6.7(a).
                                                 --------------

         "Indemnified Persons" is defined in Section 6.7(a).
                                             --------------

         "Insured Parties" is defined in Section 6.7.
                                         -----------

         "Intellectual Property" means any Marks, Patents, Copyrights, Trade Secrets or rights, licenses, liens, security interests, charges, encumbrances, equities and other claims that any Person may have to claim ownership, authorship or invention, to use, to object to or prevent the modification of, to withdraw from circulation or control the publication or distribution of any Marks, Patents, Copyrights, or Trade Secrets.

         "Knowledge" (i) when used in this Agreement with reference to the Company, shall be deemed to mean and refer to the actual knowledge of the Company's executive officers, and (ii) when used in this Agreement with reference to Parent or Buyer, shall be deemed to mean and refer to the actual knowledge of Parent's executive officers.

         "Law" means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Entity, each as amended and now in effect.

         "Liability" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

         "Lender" is defined in Section 2.2(d).
                                --------------

         "Marks" means all fictitious business names, trading names, corporate names, registered and unregistered trademarks, service marks, designs and general intangibles of like nature and applications, together with all goodwill related to the foregoing.

         "Material Adverse Change (or Effect)" means any material adverse effect on (i) the business, financial condition or operations of a Person, which in the case of the Company or Parent shall be viewed together with its respective Subsidiaries on a consolidated basis or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that in the case of the Company, (A) conditions, events or circumstances generally adversely affecting the United States economy, the United States securities markets, or the retail personal computer industry, or (B) the announcement or pendency of the offer or the transactions contemplated by this Agreement, shall not be taken into account in determining whether there has been or would be a material adverse effect.

         "Merger" is defined in Section 3.1.
                                -----------

         "Merger Consideration" means the cash paid to the holders of the Shares pursuant to ARTICLE 3 hereof.

         "Multi-employer Plan" is defined in ERISA Section 3(37).

         "NASD" means the National Association of Securities Dealers, Inc.

         "Order" means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Entity, arbitrator or mediator.

         "Offer" is defined in the recitals to this Agreement.

         "Offer Conditions" is defined in Section 2.1.
                                          -----------

         "Offer Documents" is defined in Section 2.1(g).
                                         --------------

         "Offer Price" is defined in the recitals to this Agreement.

         "Options" means the options to purchase shares of capital stock of the Company.

         "Ordinary Course of Business" means, with respect to any Person, that Person's ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency).

         "Organizational Documents" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a non-natural Person, including any amendments thereto.

         "Parent" is defined in the preamble to this Agreement

         "Parent Disclosure Letter" is defined in ARTICLE 4 below.

         "Parent Expenses" is defined in Section 8.3(a).
                                         --------------

         "Parties" means Parent, Buyer and the Company.

         "Patents" means all (A) patents and patent applications and any continuations, continuations in part, renewals and applications therefor, and
(B) any inventions and discoveries that may be patentable.

         "Paying Agent" is defined in Section 3.3.
                                      -----------

         "Permit" means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law or Governmental Entity.

         "Per Share Amount" is defined in Section 3.2(a)
                                          --------------

         "Person" means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Entity.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Prohibited Transactions" is defined in ERISA Section 406 and Code
Section 4975.

         "Schedule 13E-3" is defined in Section 2.1(f).

         "Schedule 14D-9" is defined in Section 2.2(c).
                                        --------------

         "Schedule TO" is defined in Section 2.1(g).
                                     --------------

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Laws" is defined in Section 5.7
                                         -----------

         "Security Interest" means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, or other similar interest or right except for (i) liens for taxes, assessments, governmental charges, or claims which are not yet due and payable or are being duly contested in good faith by appropriate Actions, (ii) statutory liens of landlords and warehousemen's, carriers', mechanics', suppliers', materialmen's, repairmen's, or other like liens (including Contractual landlords' liens) arising in the Ordinary Course of Business or with respect to amounts not yet delinquent and being contested in good faith by appropriate Actions; and (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other similar types of social security.

         "September 2001 Financial Statement" is defined in Section 5.7.
                                                            -----------

         "Share" means any share of the Company Common Stock.

         "Share Certificates" is defined in Section 3.3.
                                            -----------

         "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) testing, validation, verification and quality assurance materials; (iii) databases, conversion, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iv) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; (v) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing; (vi) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing; and (vii) all documentation, including user manuals, web materials, and architectural and design specifications and training materials, relating to any of the foregoing.

         "Stock Purchase Agreement" is defined in the recitals of this Agreement.

         "Subsidiary" means, with respect to any Person: (a) any corporation of which more than 50% of the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a 50% of the Equity Interest (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person.

         "Surviving Corporation" is defined in Section 3.1.
                                               -----------

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to any Taxes required to be filed with any Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

         "Termination Date" is defined in Section 8.1(b)(ii)

         "Termination Fee" is defined in Section 8.3(a).
                                         --------------

         "Threatened" means a demand or statement has been made (orally or in writing) or a notice has been given (orally or in writing), has been asserted, commenced, or otherwise taken.

         "Trade Secrets" means all know-how, trade secrets, confidential information, customer lists, Software, databases, works of authorship, mask works, technical information, data, process technology, plans, drawings, blue prints know-how, proprietary processes, formulae, algorithms, models, user interfaces, inventions, discoveries, concepts, ideas, techniques, methods, methodologies and, with respect to all of the foregoing, related confidential data or information.

         "Transaction Documents" means this Agreement, the Stock Purchase Agreement and the Buyer Option Agreement.

                                   ARTICLE 2.
                               THE TENDER OFFER

   2.1   The Tender Offer

         (a) Provided that this Agreement has not been terminated in accordance with ARTICLE 8 and none of the events referred to in paragraphs (a)-(h) of Annex A has occurred and is continuing (and shall not have been waived by Parent), as promptly as practicable, but in no event later than five (5) Business Days from the date hereof, Buyer shall (and Parent shall cause Buyer to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer for any and all Shares at the Offer Price, net to the seller in cash, without interest, less any required withholding taxes. The Offer initially shall expire at 9:00 a.m. Eastern time on the twenty-first Business Day following the date of commencement of the Offer (such date and time, as extended in accordance with the terms hereof, the "Expiration Date"). The obligation of Parent and Buyer to commence the Offer shall be subject only to the provisions of this Section 2.1 and the obligation of Parent and Buyer to accept for payment, purchase, and pay for any Shares validly tendered and not withdrawn pursuant to the Offer shall be subject only to the provisions of this Section 2.1 and the conditions set forth in
                               -----------
Annex A hereto (the "Offer Conditions").

     (b) Buyer specifically reserves the right to increase the Offer Price and to make any other changes in the terms and conditions of the Offer; provided that, unless previously approved by the Company in writing, no change may be made that: (i) decreases the Offer Price; (ii) changes the form of consideration to be paid in the Offer; (iii) reduces the number of Shares to be purchased in the Offer; (iv) imposes conditions to the Offer in addition to the Offer Conditions; (v) amends any other term of the Offer in any manner materially adverse to the holders of the Shares (vi) amends the Minimum Condition such that the number of Shares required to be tendered to satisfy such condition (when added to the number of Shares held by Mr. Lap Shun Hui, KDS USA, Parent and their respective affiliates and the number of Shares purchasable by Buyer pursuant to the Stock Purchase Agreements) is less than eighty percent (80%) of the outstanding Shares or waives the Minimum Condition, or (vii) waives or amends clause (iv) of Annex A.
                      -------

     (c) Subject to the provisions of ARTICLE 8 and Section 2.1(d) hereof, if on
                                                    -------------
the initial Expiration Date of the Offer, all of the Offer Conditions are not then satisfied or waived, Buyer may, from time to time, in its sole discretion, extend the Expiration Date. Without limiting the generality of the foregoing, Buyer may, without the consent of the Company, extend any then scheduled Expiration Date of the Offer for any period required by applicable rules, regulations, interpretations or positions of the SEC or the staff thereof applicable to the Offer or for any period required by applicable law. Buyer may provide for a "subsequent offering periods" (as contemplated by Rule 14d-11 of the Exchange Act) of not less than three nor more than twenty Business Days following its acceptance of, and payment for, the Shares in the Offer.

     (d) Notwithstanding the foregoing, Buyer shall be obligated to extend the Offer from time to time until the Termination Date if, at the Expiration Date as initially scheduled, or any extension thereof, the Offer Conditions have not been satisfied or waived, provided, however, that Buyer shall not be required to extend the Offer as provided in this sentence unless, in Parent's reasonable judgment, each such Offer Condition is reasonably capable of being satisfied; provided further, that the foregoing proviso shall not apply (A) if the failure of Parent or Buyer to fulfill any obligation under the Agreement resulted in the failure of any such Offer Condition or (B) if the Offer Condition that has not been satisfied or waived is the Offer Condition set forth in clause (ii) or clause (iv) of Annex A.
               -------

     (e) Subject to Section 2.1(b) hereof, the Parties agree that the Offer Conditions are for the sole benefit of Buyer and may be asserted by Buyer regardless of the circumstances giving rise to any such Offer Condition or may be waived by Buyer, in whole or in part, at any time and from time to time, in its sole discretion. The failure by Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to other facts or circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     (f) Subject to the terms and conditions of the Offer and this Agreement, Buyer shall (and Parent shall cause Buyer to) accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Buyer becomes obligated to accept for payment and pay for pursuant to the Offer, as promptly as practicable after the Expiration Date.

         (g) As soon as practicable on the date of commencement of the Offer, Parent and Buyer shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule TO") and a Statement on
Schedule 13E-3 which shall be filed as part of the Schedule TO (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 13E-3"). The Schedule TO shall contain or shall incorporate by reference the offer to purchase, related letter of transmittal, summary advertisement and other ancillary offer documents and instruments pursuant to which the Offer will be made (such Schedule TO, including the Schedule 13E-3 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents") with respect to the Offer. Parent and Buyer will take all steps necessary to amend or supplement the Offer Documents to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Buyer agree that the Offer Documents shall comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder. The Offer Documents, on the date filed with the SEC and on the date first published, sent or given to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Buyer with respect to information supplied by the Company or any of its stockholders specifically for inclusion or incorporation by reference in the Offer Documents and not subsequently corrected prior to filing. Each of Parent, Buyer and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Buyer each further agrees to take all steps necessary to amend or supplement the Offer Documents or the Schedule 13E-3 to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable Law. The Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents (and shall provide any comments thereon as soon as practicable to counsel for Buyer) prior to their filing with the SEC or dissemination to the Company Stockholders. Parent and Buyer each agrees to provide the Company and its counsel any comments Parent, Buyer or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

     2.2 Company Actions

         (a) The Company hereby represents and warrants that the Company Board, at a meeting duly called and held (i) determined that this Agreement and the transactions contemplated herein are fair to, advisable and in the best interests of, the Company and the Company Stockholders (other than Mr. Lap Shun Hui, KDS USA, Parent and their respective Affiliates); (ii) resolved subject to
Section 6.4, hereof, to recommend that the Company Stockholders accept the
-----------
Offer, tender their Shares pursuant to the Offer and approve the Merger; (iii) approved and adopted this Agreement and the Buyer Option Agreement and the transactions contemplated hereby such approval constituting approval of the foregoing for purposes of Section 203 of the DGCL and (iv) approve the Stock Purchase Agreement, the transactions contemplated by the Stock Purchase Agreements and the execution of the Stock Purchase

Agreements solely for the purposes of Section 203 of the DGCL. The Company hereby consents to the inclusion in the Offer Documents of the recommendations and approval of the Company Board described in this Section 2.2(a) (subject to
                                                    --------------
the right of the Company Board to modify or withdraw such recommendations in accordance with Section 6.4).
                -----------

     (b) The Company also represents and warrants that the Company Board has received the written opinion of Credit Suisse First Boston Corporation (the "Financial Advisor") referred to in Section 5.19. The Company further represents and warrants that it has been authorized by the Financial Advisor to permit, subject to prior review and consent by the Financial Advisor (such consent not to be unreasonably withheld), and the Company hereby consents to, the inclusion of such fairness opinion (or a reference thereto) in the Offer Documents and in the Schedule 14D-9 referred to below.

     (c) The Company shall file with the SEC concurrently with the commencement of the Offer, or as promptly thereafter as practicable, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all schedules, amendments and supplements thereto, the "Schedule 14D-9") containing the recommendations of the Company Board in favor of the Offer and the Merger (subject to the right of the Company Board to modify or withdraw such recommendation in accordance with Section 6.4) and the opinion of the Financial
                                  -----------
Advisor referred to in Section 5.19 (subject to the their approval as described
                       ------------
in Section 2.2(b)). The Schedule 14D-9 shall comply as to form in all material
   --------------
respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall cause the Schedule 14D-9 to be mailed to the Company Stockholders promptly after commencement of the Offer and at the same time the Offer Documents are first mailed to the Company Stockholders. On the date filed with the SEC and on the date first published, sent or given to the Company Stockholders, the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Parent or Buyer specifically for inclusion or incorporation by reference in the Schedule 14D-9. Each of the Company, Parent and Buyer agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable Law. Parent, Buyer and their counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 (and shall provide any comments thereon as soon as practicable to counsel for the Company) prior to its filing with the SEC or dissemination to Company Stockholders. The Company agrees to provide Parent, Buyer and their counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

     (d) In connection with the Offer and the Merger, the Company shall promptly furnish or cause its transfer agent to promptly furnish Buyer with mailing labels containing the names and addresses of the record holders of Shares as of the most recent practicable date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Parent such information and assistance (including updated mailing labels, lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer and the Merger to the Company Stockholders. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, Buyer and their agents shall hold in confidence the information contained in any such labels, listings and files pursuant to the Confidentiality Agreement dated November 12, 2001 by and among Parent, the Company and Mr. Lap Shun Hui (the "Confidentiality Agreement"), and will use such information only in connection with the Offer and the Merger. In connection with the Offer, the Company will furnish Parent with such information (which will be treaded as confidential and held in confidence by Parent) and assistance as Parent or its officers, employees, accountants, counsel and other representatives may reasonably request in connection with the preparation of the Offer and communicating the Offer to the record and beneficial holders of shares of Common Stock. If this Agreement is terminated, Parent and Buyer will upon the written request of the Company, promptly deliver or cause to be delivered to the Company all copies of any such information provided under this paragraph then in its possession or in the possession of its agents or representatives.

     2.3 Directors

     Effective upon the acceptance for payment by Buyer of the Shares pursuant to the Offer on the Funding Date, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of: (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section 1.3); and (ii) the percentage that the number of Shares owned by
     -----------
Parent and Buyer (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall take all action reasonably necessary to cause Parent's designees to be elected or appointed to the Company Board, including, without limitation, at the option of Parent, increasing the number of directors, or seeking and accepting resignations of incumbent directors, or both; provided, however, that prior to the Effective Time, the Company Board shall always have at least two members who were directors of the Company prior to consummation of the Offer and who are not affiliated with Parent or Buyer (each, a "Continuing Director"). If the number of Continuing Directors is reduced to fewer than two for any reason prior to the Effective Time, the remaining and departing Continuing Directors shall be entitled to designate a person to fill the vacancy. Notwithstanding anything in this Agreement to the contrary, if Parent's designees are elected to the Company Board prior to the Effective Time, the affirmative vote of a majority of the Continuing Directors shall be required for the Company to: (a) amend or terminate this Agreement or agree or consent to any amendment or termination of this Agreement; (b) waive any of the Company's rights, benefits or remedies hereunder; (c) extend the time for performance of Parent's and Buyer's respective obligations hereunder; or (d) approve any other action by the Company which is reasonably likely to adversely affect the interests of the Company Stockholders (other than Parent, Buyer and their Affiliates (other than the Company and its Subsidiaries)) with respect to the transactions contemplated by this Agreement.

                                   ARTICLE 3.
                                  THE MERGER

     3.1  The Merger

     Subject to the terms and conditions hereof, and in accordance with the DGCL, Buyer shall be merged with and into the Company at the Effective Time (the "Merger"). Upon consummation of the Merger, the separate existence of Buyer shall cease and the Company shall be the surviving corporation (the "Surviving Corporation") and a wholly-owned subsidiary of Parent.

          (a) As soon as practicable after satisfaction of (or, to the extent permitted hereunder, waiver of) all conditions to the Merger, the Company and Buyer will file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the DGCL (in the form attached hereto as Exhibit B) and make all other filings or recordings
                        ---------
required by applicable Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the "Effective Time").

          (b) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Buyer shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Buyer shall become the debts, liabilities and duties of the Surviving Corporation.

          (c) Notwithstanding the foregoing, in the event that Buyer acquires at least 90% of the outstanding Shares, whether pursuant to the Offer or pursuant to the Stock Purchase Agreements, the Buyer Option Agreement or otherwise, the parties hereto agree, subject to Article 7, to take all necessary
                                                ---------
and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as soon as reasonably practicable on or after the Funding Date.

          (d) The Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Buyer in effect at the Effective Time until amended in accordance with applicable Law, provided, however, that Section I of the amended
                                --------  -------
and restated Certificate of Incorporation of the Company as the Surviving Corporation, instead of reading the same as Section I of the Certificate of Incorporation of Buyer, shall read as follows: "The name of the corporation is eMachines, Inc." The bylaws of the Surviving Corporation shall be amended and restated to read the same as the bylaws of Buyer in effect at the Effective Time until amended in accordance with applicable Law, except that all references in such bylaws to Buyer shall be changed to refer to eMachines, Inc.

          (e) The directors of Buyer at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified or until such director's earlier death, resignation or removal in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation.

          (f) The officers of Buyer at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified or until such officer's earlier death, resignation or removal in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation.

     3.2   Merger Consideration And Cancellation Of Shares

     At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of Parent, Buyer, the Company, or the holders of any of the following securities:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (including shares of Common Stock issued upon exercise of Options and other convertible securities of the Company, but excluding any Dissenting Shares, and shares to be cancelled pursuant to Section 3.2(b)), shall be
                                               --------------
converted automatically into the right to receive an amount in cash equal to the Offer Price (the "Per Share Amount"), without interest, payable to the holder thereof, less any required withholding taxes, upon surrender of the certificate formerly representing such share of Common Stock in the manner provided in
Section 3.3.
-----------

          (b) Each Share held in the treasury of the Company or held by Parent or Buyer or any other Subsidiary of Parent, if any, immediately prior to the Effective Time, shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

          (c) Each outstanding share of common stock of Buyer shall be converted into one (1) share of common stock of the Surviving Corporation.

          (d) If between the date of this Agreement and the Effective Time the number of outstanding shares of capital stock of the Company shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like other than pursuant to the Merger, the Per Share Amount payable to each holder of Shares shall be correspondingly adjusted.

     3.3  Payment of Cash for Shares

          (a) At the Effective Time, the Surviving Corporation shall irrevocably deposit or cause to be deposited with a paying agent appointed by Buyer and reasonably acceptable to the Company (the "Paying Agent"), as agent for the holders of Shares to be cancelled in accordance with Section 3.2(a),
                                                             --------------
cash in the aggregate amount required to pay the Merger

Consideration in respect of such securities outstanding immediately prior to the Effective Time. Pending distribution pursuant to Section 3.3(b) hereof of
                                                     --------------
the cash deposited with the Paying Agent, such cash shall be held in trust for the benefit of the holders of the Shares converted pursuant to the Merger and such cash shall not be used for any other purposes. Promptly, and in no event later than five Business Days after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Per Share Amount pursuant to Section 3.2 hereof, a form of letter of transmittal (which
                   -----------
shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing the Shares (the "Share Certificates") shall pass, only upon proper delivery of the Share Certificate(s) to the Paying Agent) and instructions for use in effecting the surrender of the Share Certificate(s) pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Share Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Share Certificate shall be entitled to receive in exchange therefor the Per Share Amount for each Share formerly evidenced by such Share Certificate, and such Share Certificate shall thereupon be cancelled. No interest shall accrue or be paid on the Per Share Amount payable upon the surrender of any Share Certificate for the benefit of the holder of such Share Certificate and any required withholding taxes on the Per Share Amount may be withheld by Buyer or the Paying Agent. All interest accrued in respect of the cash deposited with the Paying Agent shall accrue to the benefit of and be paid to the Surviving Corporation.

     (b) After surrender to the Paying Agent of any Share Certificate or other instrument which prior to the Effective Time shall have represented any Shares, the Paying Agent shall promptly distribute to the Person in whose name such Share Certificate or other instrument shall have been registered, a check representing the Merger Consideration that such Person has the right to receive pursuant to the provisions of this ARTICLE 3. Until so surrendered and cancelled, each such Share Certificate or other instrument shall, after the Effective Time, be deemed to represent only the right to receive the Per Share Amount, and until such surrender and cancellation, no cash shall be paid to the holder of such outstanding Share Certificate or other instrument in respect thereof. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease, except for Dissenting Shares and otherwise as required by law, to have any rights with respect to such Shares, other than the right to receive the Per Share Amount as provided in this Agreement.

     (c) If payment is to be made to a Person other than the registered holder of the Shares represented by the Share Certificate or other instrument so surrendered in exchange therefor, it shall be a condition to such payment that the Share Certificate or other instrument so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no further transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Share Certificates representing the Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Per Share Amount provided for, and in accordance with the procedures set forth in this ARTICLE 3.

          (e) If any cash deposited with the Paying Agent for purposes of payment in exchange for the Shares remains unclaimed one year after the Effective Time, such cash shall be returned to the Surviving Corporation, upon demand, and any such holder who has not converted the Shares into the Per Share Amount or otherwise received the Per Share Amount pursuant to this Agreement prior to that time shall thereafter look only to the Surviving Corporation for payment of the Per Share Amount. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Shares seven (7) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

          (f) Any portion of the Merger Consideration made available to the Paying Agent to pay for Shares for which dissenters' rights have been perfected as provided in Section 3.4 hereof shall be returned to the Surviving Corporation
               -----------
upon demand.

          (g) No dividends or other distributions with respect to capital stock of the Company with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for the Shares.

          (h) In the event that any Share Certificate or other instrument representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or other instrument to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such holder of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Share Certificate or other instrument, the Paying Agent will issue in exchange for and in lieu of such lost, stolen or destroyed certificate or other instrument representing the Shares, the Per Share Amount, and unpaid dividends and distributions on Shares deliverable in respect thereof, pursuant to this Agreement and the Merger, without interest and less any required withholding taxes.

     3.4  Dissenting Shares

     Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time that are held by a holder who has delivered a written demand for appraisal of such Shares in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Per Share Amount as provided in Section 3.1
                                                              -----------
hereof, unless and until such holder fails to perfect or efficiently withdraws or otherwise loses such holder's right to appraisal and payment under the DGCL. Such holder shall be entitled to receive payment of the appraised value of such Shares in accordance with the provisions of the DGCL; provided, that, such
                                                      --------  ----
holder complies with the provisions of Section 262 of the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses such holder's right to appraisal, such

Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Amount, without interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

     3.5   Stock Options

           (a) At the Effective Time, each outstanding and unexercised option to purchase Shares (a "Company Option") pursuant to the 1998 Stock Option Plan of the Company (the "Company Option Plan") or pursuant to other compensatory option plans or agreements set forth in Section 3.5(a) of the Disclosure Schedule,
                                 --------------
whether vested or unvested, shall be converted into an obligation of the Company to pay, and the right of the holder thereof to receive, in full satisfaction of each Company Option, the "Cash Amount" with respect to such Company Option. The "Cash Amount" for any Company Option shall equal the product of: (1) the excess, if any, of the Offer Price over the exercise price per Share of such Company Option and (2) the number of Shares underlying such Company Option. The Company shall take all reasonable actions necessary to cause the Company's employees and directors to consent, to the extent required, to the transactions contemplated by this Section 3.5 no later than immediately prior to the Effective Time.
        -----------
Except as may be otherwise agreed to by Parent or Buyer and the Company, as of the Effective Time, (A) the Company Option Plan shall terminate, (B) the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted and (C) no holder of Company Options or any participant in the Company Option Plans or any other plans, programs or arrangements shall have any rights thereunder to acquire any Equity Interests of the Company, the Surviving Corporation or any subsidiary thereof. All Company Options outstanding as of the date hereof and the price at which they are exercisable are listed on Section 3.5(a) of the Company Disclosure Letter. The
                          --------------
Company and Parent agree that the Cash Amounts are the sole payments that will be made with respect to or in relation to the Company Options.

           (b) All warrants and other Equity Interests of the Company other than Company Options (which shall be subject to the provisions of Section 3.5(a) above) shall be canceled as of the Closing Date. At or before the Effective Time, the Company shall use commercially reasonable efforts to take all actions, in a manner reasonably satisfactory to Parent, necessary or advisable to give effect to the foregoing provisions of this Section 3.5.
                                           -----------

           (c) As soon as practicable, and in no event greater than five Business Days following, the Effective Time, Parent shall cause to be mailed to the holder of each Company Option, the Cash Amount payable with respect to such Company Option to such holder pursuant to Section 3.5(a) hereof.
                                          --------------

     3.6   The Closing

         The closing of the Merger (the "Closing") shall take place (i) at the offices of Akin, Gump, Strauss, Hauer & Feld LLP, 2029 Century Park East, Los Angeles, California 90067 at 9:00 A.M. (Los Angeles time) on the Business Day on which the Parties hereto designate as the closing date following the fulfillment or waiver of the conditions set forth in ARTICLE 7 hereof in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree (the "Closing Date").

                                   ARTICLE 4.
                         REPRESENTATIONS AND WARRANTIES
                           CONCERNING PARENT AND BUYER

     Parent and Buyer each represent and warrant to the Company that, except as set forth in the disclosure letter delivered at or prior to the execution of this Agreement (the "Parent Disclosure Letter"):

     4.1 Entity Status

     Each of Parent and Buyer is a corporation duly created, formed or organized, validly existing and in good standing under the Laws of the State of Delaware. Parent and Buyer each has the requisite power and authority to own or lease its properties and to carry on its business as currently conducted. Parent has previously furnished to the Company complete and correct copies of its and Buyer's Organizational Documents. Parent and Buyer are not in Breach of any provisions of their respective Organizational Documents. Parent and Buyer each are qualified to do business in all jurisdictions where such qualification is required. There is no pending or Threatened Action for the dissolution, liquidation, insolvency, or rehabilitation of Parent or Buyer.

     4.2 Power and Authority; Enforceability

     Parent and Buyer each has the requisite power and authority to execute and deliver each Transaction Document to which it is party, and to perform and consummate the Offer, the Merger and the other transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Buyer of this Agreement, the Buyer Option Agreement, and the consummation of the Offer, the Merger and the other transactions contemplated hereby and thereby have been duly authorized by the boards of directors of each of Parent and Buyer and by the sole stockholder of Buyer, and no other corporate action on the part of Parent or Buyer is necessary to authorize the execution and delivery or performance by Parent and Buyer of this Agreement or the consummation of such transactions. Each Transaction Document to which Parent and Buyer is a party has been duly authorized, executed and delivered by, and is Enforceable against, Parent and Buyer, respectively.

     4.3 Consents and Approvals; No Defaults

         (a) No consents or approvals of, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by Parent or Buyer in connection with the execution, delivery or performance by Parent or Buyer of this Agreement except for (i) filings of applications, registrations, statements, reports or notices (and expiration of any applicable notice periods) with the United States Department of Justice, the Federal Trade Commission, the SEC and state securities authorities, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iii) consents, approvals, filings, or registrations, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Buyer or adversely affect or delay any of the transactions contemplated herein.

          (b) Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance with the provisions hereof do not and will not (i) result in any Breach of the terms, conditions, or provisions of the Organizational Documents of Parent or Buyer; (ii) result in a Breach of any provisions of, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance under, any of the terms, conditions or provisions of any Contract, Order or Permit to which Parent or Buyer is a party or by which it or any of its properties or assets may be bound or affected; or
(iii) violate any Law or Order applicable to Parent or Buyer, except for any Breach, or Encumbrance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Buyer or adversely affect or delay any of the transactions contemplated herein.

     4.4  Ownership of Buyer; Buyer's Operations

          (a) As of the Effective Time, all of the outstanding capital stock of Buyer will be owned directly by Parent.

          (b) Buyer was formed solely for the purpose of engaging in the transactions contemplated herein and has not engaged in any business activities or conducted any operations other than in connection with such transactions.

     4.5  Brokers' Fees

     Neither Parent nor Buyer has any liability to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated hereby.

     4.6  Ability to Consummate the Transactions

     For all purposes of and under this Agreement, the Debt Commitment Letter and the Equity Commitment Letter shall be referred to together as the "Financing Agreements" and the financing to be provided thereunder and/or by Substitute Lenders pursuant to Section 6.10 shall be referred to as the "Financing." The aggregate proceeds of the Financing Agreements and the current capital of Parent and Buyer as of the date hereof are in an amount sufficient to consummate the transactions contemplated by this Agreement and the other transactions contemplated hereby in accordance with the terms hereof and thereof. Neither the Equity Commitment Letter nor the Debt Commitment Letter has been withdrawn and neither Parent nor Buyer knows of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the Financing Agreements not being satisfied.

     4.7   Statements True and Correct

     None of the information (including this Agreement) supplied or to be supplied by Parent or Buyer (i) to the Company for inclusion in the Schedule 14D-9 or in any other filings with the SEC in connection with the transactions contemplated by this Agreement or (ii) to any Governmental Entity in connection with the transactions contemplated by this Agreement will, at the respective time such documents are supplied, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication to any Governmental Entity.

     4.8   Regulatory Approvals

     Neither Parent nor Buyer has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any consents of a Governmental Entity necessary in connection with the consummation of the Offer, the Merger, or any of the transactions contemplated by this Agreement which if not obtained, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on Parent or Buyer or materially alter or delay the transactions contemplated herein.

                                   ARTICLE 5.
                         REPRESENTATIONS AND WARRANTIES
                        CONCERNING THE ACQUIRED ENTITIES

     The Company represents and warrants to Parent and Buyer that, except as set forth in the disclosure letter delivered at or prior to the execution of this Agreement (the "Company Disclosure Letter"):

     5.1   Corporate Status

     Each Acquired Entity is an entity duly created, formed or organized, validly existing, and in good standing under the Laws of the jurisdiction of its creation, formation, or organization. Each Acquired Entity is duly authorized to conduct its business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Acquired Entity has the requisite power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has delivered to Parent correct and complete copies of its Organizational Documents, as amended to date. The Company is not in Breach of any provision of its Organizational Documents. No Acquired Entity is in Breach of any provision of its Organizational Documents except where such breach would not, individually or in the aggregate have a Material Adverse Effect on the Company. There is no pending or, to the Company's Knowledge, Threatened Action for the dissolution, liquidation, insolvency, or reorganization of any Acquired Entity.

     5.2   Power and Authority; Enforceability

     The Company has the requisite power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Offer, the Merger and the other transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated hereby and thereby have been duly authorized by the Company Board, and no other corporate action on the part of the Company (other than approval by the Company Stockholders of the Merger) is necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation of such transactions. Each Transaction Document to which the Company is a party has been duly authorized, executed and delivered by, and, assuming due authorization by Parent and Buyer, is Enforceable against the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor rights and for general equitable principles.

     5.3   Consents and Approvals; No Defaults

           (a) No consents or approvals of, or filings or registrations with, any Governmental Entity are required to be made or obtained by any Acquired Entity in connection with the execution, delivery or performance by any Acquired Entity of this Agreement except for (i) filings of applications, registrations, statements, reports or notices (and expiration of any applicable notice periods) with the United States Department of Justice, the Federal Trade Commission, the NASD, the SEC and state securities authorities, (ii) the requisite approval of this Agreement by the holders of the capital stock of the Company entitled to vote thereon, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iv) consents, approvals, filings, or registrations, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or adversely affect or delay any of the transactions contemplated herein.

           (b) Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance with the provisions hereof do not and will not (i) result in any Breach of the terms, conditions, or provisions of, the respective Organizational Documents of the Acquired Entities; (ii) result in a Breach of any provisions of, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance upon any of the properties or assets of an Acquired Entity under, any of the terms, conditions or provisions of any Contract, Order or Permit to which an Acquired Entity is a party or by which it or any of its properties or assets may be bound or affected so as in any such case to result in a Material Adverse Effect on the Company; or (iii) violate any Law or Order applicable to an Acquired Entity except for any Breach or Encumbrance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or adversely effect or delay any of the transactions contemplated herein.

     5.4   Brokers' Fees

     Other than fees payable to the Financial Advisor under the letter agreement between the Company and Credit Suisse First Boston dated November 1, 2001, no Acquired Entity has any Liability to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     5.5 Capitalization

     The Company's authorized capital stock consists of: (a) 350,000,000 Shares of Company Common Stock, of which 145,511,579 Shares are issued and outstanding as of November 16, 2001 and no Shares are held in treasury, and (b) 50,000,000 shares of preferred stock, of which 35,000,000 are designated Series A Preferred, par value $.01 per share, of which none are issued and outstanding. All of the issued and outstanding Shares: (a) have been duly authorized and are validly issued, fully paid, and nonassessable, (b) were issued in compliance in all material respects with all applicable state and federal securities Laws, and
(c) were not issued in Breach of any Equity Commitments. No Equity Commitments exist with respect to any Equity Interest of the Company, and no such Equity Commitments will arise in connection with the transactions contemplated hereby. Other than the Stock Purchase Agreements, there are no Contracts to which the Company is a party or to the Knowledge of the Company, to which persons other than the Company are party, with respect to the voting or transfer of the Company's Equity Interests. The Company is not obligated to redeem or otherwise acquire any of its outstanding Equity Interests.

     5.6 Company Subsidiaries

     All of the issued and outstanding Equity Interests of each Subsidiary (A) that is a corporation have been duly authorized and are validly issued, fully paid, and nonassessable and (B) that is not a corporation have (i) been duly created pursuant to the Laws of the jurisdiction of such Subsidiary, (ii) have been issued and paid for in accordance with the Organizational Documents governing such Subsidiary, and (iii) except as expressly contemplated by the Organizational Documents governing such Subsidiary, are fully paid and non-assessable and require no further capital contribution. The Acquired Entities hold of record and own beneficially all of the outstanding Equity Interests of the Subsidiaries, free and clear of any Encumbrances, rights of first refusal, preemptive rights, community property interest, or restrictions of any nature (including any restriction on the voting, transfer, possession or attribute of ownership of any security (other than restrictions under the Securities Act and state securities Laws)). No Equity Commitments exist with respect to any Equity Interests of such Subsidiaries and no such Equity Commitments will arise in connection with the transactions contemplated by this Agreement. There are no outstanding or authorized Equity Commitments with respect to any Subsidiary or its Equity Interests. There are no Contracts with respect to the voting or transfer of any Subsidiary's Equity Interests. No Subsidiary is obligated to redeem or otherwise acquire any of its Equity Interests. No Acquired Entity controls, directly or indirectly, or has any direct or indirect Equity Interest in any Person that is not an Acquired Entity.

     5.7 Company Reports and Financial Statement

     The Company has filed with the SEC all forms, reports, registration statements, proxy statements and other documents (collectively, the "Company Reports") required to be filed by the Company under the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder (collectively, the "Securities Laws"), except failures to file which, individually or in the aggregate, do not have a Material Adverse Effect on the Company. The Company has heretofore made available (which, for these purposes, shall include items available in the EDGAR database) to Parent true and complete copies of all Company Reports filed as of the date hereof. As of their respective dates, or, if amended, as of the date of the last such amendment prior to the date of this Agreement, or, in the case of registration statements, as of their effective dates, all of the Company Reports, including all exhibits and schedules thereto and all documents incorporated by reference therein: (i) in all material respects were prepared in accordance with the requirements of the Securities Laws applicable thereto, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements, in light of the circumstances under which they were made, not misleading. The Company has filed with the SEC all documents and agreements which were required to be filed as exhibits to the Company Reports, except failures to file, if any, which, individually or in the aggregate, do not have a Material Adverse Effect on the Company. The audited consolidated financial statements and unaudited interim consolidated financial statements of the Company included or incorporated by reference in the Company Reports (collectively, the "Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto or, in the case of unaudited Financial Statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and fairly present in all material respects the financial position of the Company as of and at the dates thereof and the results of operations and cash flows for the periods indicated, subject in the case of the unaudited interim financial statements, to normal adjustments and any other adjustments described therein, which were not and are not expected to be material in amount or effect. Except as set forth or reflected in the Financial Statement at September 29, 2001, included in the Company's report on Form 10Q for the quarter ended September 29, 2001 (the "September 2001 Financial Statement"), neither the Company nor any of its Subsidiaries, has any liabilities or obligations of any kind or nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected, reserved against or disclosed in any balance sheet of the Company or any of its Subsidiaries, or in the notes thereto, prepared in accordance with GAAP consistently applied, except liabilities arising since September 29, 2001 (the "Balance Sheet Date") either (i) in the Company's Ordinary Course of Business; (ii) which, individually or collectively, would not have a Material Adverse Effect on the Company; or (iii) related to this Agreement or the transactions contemplated hereby. The cash in the bank accounts of the Company at October 27, 2001 is not materially less than the amount of cash reflected on the unaudited balance sheet of the Company dated as of October 27, 2001 which was provided to the Parent.

     5.8 Subsequent Events

     Since the Balance Sheet Date, the Company has not experienced a Material Adverse Change.

     5.9 Legal Compliance

     Each Acquired Entity: (i) is in compliance with all Laws and Orders applicable thereto or to the business of the Acquired Entity, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; (ii) has all Permits, Orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such Permits, Orders and approvals are in full force and effect and, to the Knowledge of the Company no suspension or cancellation of any of them is Threatened, except where such failure to obtain or maintain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; and (iii) has not received any notification or communication, from any Governmental Entity: (a) asserting that any Acquired Entity is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces or (b) Threatening to revoke any license, franchise, permit or governmental authorization nor, to the Knowledge of the Company, does a basis for any of the foregoing exist, except such notifications or communications which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     5.10 Tax Matters

     All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to any Acquired Entity have been duly filed, except where the failure to file would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; (ii) each Acquired Entity has paid all Taxes shown as due and payable on such Tax Returns or adequate reserves for such Taxes are reflected on the September 2001 Financial Statement, (iii) all deficiencies asserted or assessments made as a result of an examination by any taxing authority have been paid in full or adequate reserves therefor are reflected on the September 2001 Financial Statement, (iv) in connection with the examination of any of the Tax Returns referred to in clause (i), no issues have been raised by any taxing authority that are currently pending, and (v) there are no outstanding or pending waivers of statutes of limitation that have been given by or requested with respect to any Taxes of any Acquired Entity. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by each Acquired Entity for each of the three most recent fiscal years ended on or before June 30, 2001. None of the Acquired Entities has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Financial Statements included in the Company Reports filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in such Financial Statements, except where the failure to so accrue would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No Acquired Entity is a party to any Tax allocation or sharing agreement (other than agreements among members of the Affiliated Group of which the Company is the common parent), is or has been a member of an Affiliated Group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was the Company is the common parent) or otherwise has any liability for the Taxes of any Person (other than an Acquired Entity).

     5.11 Title to Assets

     Each Acquired Entity holds good and marketable title to, or a valid leasehold, consignment or License in each item of material tangible personal property owned or used by or in the possession of that Acquired Entity except where the failure to hold such title or interest would not have a Material Adverse Effect on the Company.

     5.12  Intellectual Property

           (a) The Software owned or purported to be owned by any Acquired Entity was either (i) developed within the scope of their employment by employees of an Acquired Entity who have assigned to the Company all rights to such software; (ii) developed by independent contractors who have assigned their rights to the Company or any of its Subsidiaries pursuant to written agreements; or (iii) otherwise acquired by the Company or a Subsidiary from a third party.

           (b) Each of the Acquired Entities has taken all reasonable commercial steps to protect their respective rights in Trade Secrets. The Acquired Entities have taken all reasonable commercial steps to protect their respective rights in the Trade Secrets of third parties in accordance with the terms of any Contracts relating to such third-party Trade Secrets to which any Acquired Entity is a party.

           (c) The Acquired Entities own or have the right to use pursuant to a valid Contract, all Intellectual Property used by each Acquired Entity immediately prior to the Closing or necessary to the operation of the business of the Acquired Entities as currently proposed to be conducted, except where the absence of such rights or licenses would not have a Material Adverse Effect on the Company. Each item of material Intellectual Property owned or used by each Acquired Entity immediately prior to the Closing will be owned or available for use by such Acquired Entity on identical terms and conditions immediately subsequent to the Closing. Each Acquired Entity has taken all commercially reasonable actions to maintain and protect each item of Intellectual Property that is material to its business that it owns or uses. To the Knowledge of the Company no such Intellectual Property is subject to any adverse claim of title. No adverse claim of title has been Threatened with respect to Intellectual Property owned by the Company and to the Knowledge of the Company there is no basis therefor except with respect to trademarks.

           (d) No Acquired Entity has in any material respect interfered with, infringed upon, (whether directly, or by contribution or inducement), misappropriated, or otherwise come into conflict with any other Person's material Intellectual Property, and no Acquired Entity has ever received any written notice alleging any such interference, infringement, misappropriation, or violation (including any claim that each Acquired Entity must license or refrain from using any other Person's Intellectual Property). To the Knowledge of the Company, no third Person has any Intellectual Property that interferes or would be likely to interfere with any Acquired Entity's use of any of its Intellectual Property where such interference would have a Material Adverse Effect on the Company. To the Company's Knowledge, no other Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Acquired Entity's Intellectual Property where such interference would have a Material Adverse Effect on the Company. For the purpose of this Section 5.12(d) trademarks shall be excluded from the definition of Intellectual Property.

           (e) No Acquired Entity has granted any sublicense or similar Contract with respect to the Contract.

            (f) All current technical employees of any Acquired Entity have executed written Contracts with the applicable Acquired Entity that assign to such Person all rights to any inventions, improvements, discoveries or information relating to any Acquired Entity's business.

     5.13   Material Contracts; Defaults

     The Company is not in Breach of any material Contract except for such Breaches that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. None of the Contracts of the Company contain any provisions that upon a change of control of the Company would have a Material Adverse Effect on the Company.

     5.14   Litigation

     Except as disclosed in the Company Reports, no Acquired Entity: (a) is subject to any outstanding Order or (b) is a party or, to the Knowledge of the Company, is Threatened to be made a party to any Action.

     5.15   Labor; Employees

     No Acquired Entity is a party to or bound by any collective bargaining Contract, nor have any of them experienced any strikes, grievances, material claims of unfair labor practices, or other collective bargaining disputes. To the Knowledge of the Company, no acquired entity has committed any unfair labor practice. The Company does not have any Knowledge of any organizational effort currently being made or Threatened by or on behalf of any labor union with respect to employees of any Acquired Entity.

     5.16   Employee Benefits

            (a) Neither the Company nor any ERISA Affiliate maintains, administers or otherwise contributes to any Employee Benefit Plan with respect to any Acquired Entity's or ERISA Affiliate's current or former employees. The Company has delivered or made available to Parent correct and complete copies of the plan, Contracts and summary plan descriptions, the most recent determination letter or similar ruling received from the Internal Revenue Service, the Form 5500 Annual Report (if applicable) for the three (3) most recent years available, and all related trust, insurance, and other funding Contracts which implement each such Employee Benefit Plan.

            (b) Each such Employee Benefit Plan (and each related trust, insurance Contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other Laws. Each such Employee Benefit Plan that is intended to meet the requirements to be a "qualified plan" under Code Section 401(a) has a current favorable determination letter (prototype opinion letter or similar letter or opinion) from the Internal Revenue Service or has a remaining period of time to apply for such letter or opinion. The requirements of Part 6 of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan, in all material respects, that provides group health benefits.

     (c) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, and Summary Plan Descriptions) have been filed or distributed appropriately, in all material respects, with respect to each such Employee Benefit Plan.

     (d) All contributions and premiums required of any Acquired Entity by any legal requirement or by the terms of any of its Employee Benefit Plans or any Contract relating thereto have been timely made (without regard to any waivers granted with respect thereto) or accrued except where any noncompliance or late payment would be immaterial. All material obligations of the Acquired Entities with respect to each of their Employee Benefit Plans have been paid or performed. All such amounts properly accrued through the Closing with respect to the current plan year thereof will be paid by the Company or a Subsidiary of the Company when due.

     (e) (i) none of such Employee Benefit Plans is a money purchase plan or a defined benefit plan, and (ii) none of such Employee Benefit Plans is a "multi-employer plan" as defined in Section 3(37) of ERISA and Seller has not been obligated to make a contribution to any "multi-employer plan" within the past six years. Seller would have no withdrawal liability if it withdrew from any "multi-employer plan" in which it participates.

     (f) With respect to each Employee Benefit Plan that each Acquired Entity, and the ERISA Affiliates which includes the Acquired Entities, maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

          (i) there have been no Prohibited Transactions that are not exempt with respect to any such Employee Benefit Plan;

          (ii) no Fiduciary, to the Knowledge of the Company, has any Liability for Breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan; and

          (iii) no Action with respect to the contribution, administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits or related to qualified domestic relations Orders (within the meaning of Code Section 414(p))) is pending or, to the Knowledge of the Company, Threatened and no Acquired Entity has incurred, and no Acquired Entity has any reason to expect that each Acquired Entity will incur, any material Liability under the requirements of ERISA, the Code, and other Laws with respect to any such Employee Benefit Plan that is an Employee Pension Benefit Plan.

     (g) No Acquired Entity maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute, to any Employee Welfare Benefit Plan providing post-employment medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B and Part 6 of Title I of ERISA or applicable state law or pursuant to employment or severance agreements).

           (h) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in payment (either of severance pay or otherwise) becoming due from any of the Employee Benefit Plans, Company or Buyer to any current or former employee or self-employed individual, and will not result in the payment, vesting, acceleration or increase of any benefit payable under any Employee Benefit Plan to any current or former employee or self-employed individual.

     Notwithstanding anything in this Section 5.16 to the contrary, Breaches of
                                      ------------
this Section 5.16 shall only be taken into account to the extent that they,
     ------------
individually or in the aggregate, would have a Material Adverse Effect on the Company.

     5.17  Statements True and Correct

     None of the information (including this Agreement) supplied or to be supplied by any Acquired Entity: (i) to Parent and Buyer for inclusion in the Offer Documents or in any other filings with the SEC in connection with the transactions contemplated by this Agreement; or (ii) to any Governmental Entity in connection with the transactions contemplated by this Agreement will, at the respective time such documents are supplied, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication to any Governmental Entity.

     5.18  Regulatory Approvals

     No Acquired Entity has taken any action, nor does the Company have any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of a Governmental Entity necessary in connection with the consummation of the Offer and the Merger, which if not obtained, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on the Company or materially alter or delay the transactions contemplated herein.

     5.19  Opinion of Financial Advisor

     The Company has received the written opinion of the Financial Advisor, dated as of the date of this Agreement, to the effect that the consideration to be received pursuant to this Agreement by the holders of the shares of Common Stock is fair to such holders (other than, Mr. Lap Shun Hui, KDS USA, Parent and their respective Affiliates) from a financial point of view.

                                   ARTICLE 6.
                                   COVENANTS

     The Parties covenant and agree as follows:

     6.1  Notices and Consents

     Each of the Company, Parent and Buyer, will give any notices to third parties, and will use its reasonable best efforts to obtain any third party Consents listed in Sections 4.3 and 5.3 of
                   --------------------
the Company Disclosure Letter and the Parent Disclosure Letter, respectively. Each Party will give any notices to, make any filings with, and use its reasonable efforts to obtain any Consents of Governmental Authorities, if any, required in connection with the transactions contemplated herein including in connection with the matters referred to in Sections 4.3 and 5.3, respectively,
                                           --------------------
and to use such Party's commercially reasonable efforts to agree jointly on a method to overcome any objections by any Governmental Entity to the transactions contemplated herein. Nothing in this Section 6.1 will require that Parent or its
                                     -----------
Affiliates divest, sell, or hold separately any of its assets or properties, nor will this Section 6.1 require that Parent, its Affiliates, or the Acquired
          -----------
Entities take any actions that could affect the normal and regular operations of Parent, its Affiliates, or the Acquired Entities after the Closing.

     6.2  Operation of Business

     Except as set forth in Section 6.2 of the Company Disclosure Letter or
                            -----------
otherwise expressly contemplated by this Agreement or as consented to in writing by Parent (any decision grant or withhold such consent to be given in a timely manner) during the period from the date hereof to the Changeover Time the Company will, and will cause each of the Company's Subsidiaries to: (i) conduct its operations in the Ordinary Course of Business and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, (ii) use commercially reasonable efforts to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its current relationships with customers, suppliers, distributors, lessors, creditors, employees, contractors and others having business dealings with it, and (iii) continue to take all commercially reasonable action that may be necessary or advisable to protect and preserve its Intellectual Property. Without limiting the generality of the foregoing, except as set forth in Section 6.2 of the Company Disclosure letter or otherwise expressly provided in this Agreement or as consented to in writing by Parent, prior to the Expiration Date, neither the Company nor any of its Subsidiaries will:

          (a) amend its Organizational Documents;

          (b) authorize for issuance, issue, sell, deliver or agree to commit to issue, sell or deliver (whether through the issuance or granting of Equity Commitments or otherwise) any stock of any class or any other debt or equity securities or equity equivalents (including any stock options or stock appreciation rights), except for the issuance and sale of Shares pursuant to the exercise of Options or Equity Commitments granted prior to the date hereof;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of the Company's Subsidiaries;

          (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Acquired Entity (other than the Merger);

          (e) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of any of the Company's Subsidiaries;

          (f) (i) incur or assume any long-term or short-term debt or issue any debt securities in each case, except for borrowings under existing lines of credit in the Company's Ordinary Course of Business, or modify or agree to any amendment of the terms of any of the foregoing; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except for obligations of the Company's Subsidiaries incurred in the Company's Ordinary Course of Business; (iii) make any loans, advances or capital contributions to or investments in any other Person (other than to a Subsidiary of the Company) or customary loans or advances to employees in each case in the Ordinary Course of Business; (iv) pledge or otherwise create or suffer to exist any Encumbrance with respect to shares of capital stock of the Company or its Subsidiaries or (v) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any other Encumbrance thereupon;

          (g) except for: (i) increases in salary, wages and benefits of employees of the Company or its Subsidiaries (other than officers and directors of the Company) in accordance with past practices and (ii) increases in salary, wages and benefits granted to employees of the Company or its Subsidiaries (other than officers and directors of the Company) in conjunction with promotions or other changes in job status consistent with past practice or required under existing agreements, except as may be required by applicable Law, enter into, adopt or amend or terminate any bonus, special remuneration, compensation, severance, stock option, stock purchase agreement, retirement, health, life, or disability insurance, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer, employee or consultant in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units);

          (h) grant any severance or termination pay to any director, officer, employee or consultant, except payments made pursuant to written agreements outstanding on the date hereof, which are disclosed in the Company Disclosure Letter and copies of which have been provided to Parent, or as required by applicable federal, state or local law or regulations;

          (i) exercise its discretion to or otherwise voluntarily accelerate the vesting of any Option as a result of the Merger, or otherwise;

          (j) (i) acquire, sell, lease, license, transfer or otherwise dispose of any material assets in any single transaction or series of related transactions having a fair market value in excess of $200,000 in the aggregate, other than sales of its products in the Ordinary Course of Business; (ii) enter into any exclusive license, distribution, marketing, sales or other agreement; or (iii) sell, transfer (other than non-exclusive licenses entered into in the Ordinary Course of Business of the applicable Acquired Entity) or otherwise dispose of any Intellectual Property;

          (k) except as may be required as a result of a change in applicable Law or in GAAP, change any of the accounting principles, practices or methods used by it;

          (l) except as required by GAAP, revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable;

          (m) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other entity or division thereof or any equity interest therein; (ii) enter into any Contract having a term in excess of six (6) months, or any other material Contract; (iii) amend, modify or waive any material right under any material Contract of the Company or any of its Subsidiaries; (iv) modify, in any material respect, its standard warranty terms for its products or amend or modify any product warranties in effect as of the date hereof in any manner that is adverse to the Company or any of its Subsidiaries; or (v) authorize any new capital expenditure or expenditures in excess of $500,000 in the aggregate in any calendar quarter; or (vi) authorize any new or additional manufacturing capacity expenditure or new expenditures for any manufacturing capacity Contracts or arrangements;

          (n) make or revoke any material tax election or settle or compromise any income tax liability in excess of $200,000 or permit any Insurance Policy to expire, or to be canceled or terminated, unless a comparable insurance policy reasonably acceptable to Parent is obtained and in effect;

          (o) fail to file any Tax Returns when due (or, alternatively, fail to file for available extensions) or fail to cause such Tax Returns when filed to be complete and accurate in all material respects;

          (p) fail to pay any material Taxes or other material debts when due unless being contested in good faith and promptly disclosed to Parent;

          (q) settle or compromise any pending or Threatened suit, Action or claim that (i) relates to the transactions contemplated hereby; (ii) the settlement or compromise of which would involve more than $250,000; or
     (iii) that (A) would otherwise be material to the Company and the its Subsidiaries or (B) relates to any Intellectual Property matters;

          (r) except for this Agreement and the transactions expressly contemplated hereby, take any action or fail to take any action that could
     (i) limit the utilization of any of the net operating losses, built-in losses, tax credits or other similar items of the Acquired Entities under
     Section 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder, or (ii) cause any transaction in which any Acquired Entity was a party that was intended to be treated as a reorganization under Section 368(a) of the Code to fail to qualify as a reorganization under Section 368(a) of the Code;

          (s) accelerate the collection of receivables or defer the payment of payables, or modify the payment terms of any receivables or payables, other than immaterial changes in a manner consistent with prudent and past business practice and after prior consultation with Parent;

           (t) sell, securitize, factor or otherwise transfer any accounts receivable;

           (u) incur costs or fees in connection with the Offer including the engagement of the Financial Advisor in excess of the amounts set forth in the Company Disclosure Letter; or

           (v) take or agree in writing or otherwise to take any of the actions described in Sections 6.2(a) through 6.2(u) (and it shall not take any action that would make any of the representations or warranties of the Company contained in this Agreement (including the exhibits hereto)) untrue or incorrect.

     6.3   Access to Information

           (a) Upon reasonable prior notice, the Company shall afford reasonable access to the officers, employees, accountants, counsel and other representatives of Parent and Buyer (including financing sources and their employees, accountants, counsel and other representatives), during normal business hours during the period prior to the Effective Time, to all its properties, books, Contracts, and records; provided that the Company will not be required to provide such information to the extent that, in the opinion of the Company's legal counsel, such disclosure would constitute a waiver of the attorney-client privilege with respect to the subject matter of underlying the information sought to be disclosed or materially and adversely prejudice the Company in any material pending or Threatened Action.

           (b) During the period prior to the Effective Time, the Company shall promptly furnish to Parent and Buyer (i) a copy of each report, schedule, registration statement and other document in advance of filing it with the SEC, and shall provide Parent and Buyer a reasonable opportunity to review and comment upon such document, during such period, (ii) a copy of each document received by it from the SEC, during such period, and (iii) all other information concerning its business, properties and personnel as Parent and Buyer may reasonably request.

           (c) The Confidentiality Agreement shall apply with respect to the information furnished pursuant to this Section 6.3 and otherwise pursuant to
                                       -----------
this Agreement.

     6.4   Acquisition Proposal

           (a) The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or any investment banker, attorney or other advisor, agent or representative (collectively, "Representatives") of, nor shall it authorize and it shall use commercially reasonable efforts not to permit any employee of, the Company or any Company Subsidiary to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Acquisition Proposal (as defined below), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to any Acquisition Proposal; provided, however, that nothing in this Section 6.4 or elsewhere in this Agreement shall
                              -----------
prohibit the Company, before the Expiration Date or adoption of this Agreement by the Company Stockholders, if applicable, from furnishing information regarding the Company or entering into negotiations or discussions with, any person in response to an Acquisition Proposal made, submitted, or announced by such person (and not withdrawn) and any such actions enumerated in this provision shall not be considered a Breach of this Agreement if and to the extent that each of the following conditions is satisfied: (1) such Acquisition Proposal will, in the good faith judgment of the Company Board, lead to a Superior Proposal, (2) such Acquisition Proposal is not attributable to a Breach by the Company of this Section 6.4(a) or Section 6.4(b); (3) the Company
                              --------------    --------------
Board concludes in good faith, after consultation with its outside legal counsel, that it is reasonably likely that the failure to take such action would constitute a Breach of its fiduciary duties to the Company Stockholders under applicable Law; (4) prior to furnishing any such information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person, the terms and conditions of such Acquisition Proposal and the Company's intention to furnish information to, or enter into discussions or negotiations with, such Person; (5) the Company receives from such Person an executed confidentiality agreement, which shall not in any way restrict the Company from complying with its disclosure obligations under this Agreement, and which shall have terms which (i) are no less favorable in the aggregate to the Company than those set forth in the Confidentiality Agreement and (ii) standstill provisions which are no less favorable to the Company than those set forth in the Confidentiality Agreement; and (6) contemporaneously with furnishing any such information to such Person, the Company furnishes such information to Parent (to the extent that such information has not been previously furnished by the Company to Parent). The Company promptly shall advise Parent of any inquiry with respect to or which could lead to an Acquisition Proposal and shall promptly inform Parent of any material change in any such Acquisition Proposal or inquiry. Subject to the foregoing provisions of this Section 6.4, the Company shall, and shall cause its
                             -----------
Representatives to, cease immediately all existing activities, discussions and negotiations with Persons other than Parent and Buyer regarding any proposal that constitutes, or which the Company reasonably believes would lead to an Acquisition Proposal, and will take the necessary steps to inform the Persons referred to above of the obligations undertaken in this Section 6.4.
                                                        -----------

     (b) Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Buyer, the approval or recommendation by the Company Board or any such committee of this Agreement, the Offer or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Acquisition Proposal, or (iii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal. Notwithstanding any provision of this Agreement, if, prior to the acceptance for payment of Shares pursuant to the Offer, the Company receives a Superior Proposal and the Company Board determines in good faith, after consultation with outside legal counsel, that it is reasonably likely that the failure to do so would constitute a Breach of its fiduciary duties to the Company Stockholders imposed by applicable Law, the Company Board may withdraw its approval or recommendation of the Offer, the Merger and this Agreement and, in connection therewith, approve or recommend such Superior Proposal, provided, that prior to withdrawing its recommendation or entering into an agreement with respect to or recommending a Superior Proposal the Company Board shall (A) give Parent three Business Days notice of such Superior Proposal, (B) subsequent to such three days notice, terminate this Agreement pursuant to Section 8.1(c) hereof and (C) pay to Parent the Termination Fee provided for in Section 8.3.
                                -----------

           (c) Nothing contained in this Section 6.4 or elsewhere in this
                                         -----------
Agreement shall prohibit the Company from complying with Rule 14d-9 under the Exchange Act, from taking and disclosing to its Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company Stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, the failure so to disclose would constitute a Breach of its fiduciary duties or a violation of applicable Law.

           (d) For purposes of this Agreement:

     "Acquisition Proposal" means any offer, inquiry or proposal (other than an offer or proposal by Parent or an Affiliate of Parent) relating to (i) a merger, tender offer, exchange offer, acquisition, consolidation, or similar transaction involving the at least 10% of the equity securities of the Company or (ii) the acquisition (other than an acquisition by Parent) of a material portion of the assets of the Company outside the Ordinary Course of Business.

     "Superior Proposal" means an unsolicited bona fide Acquisition Proposal (i) to acquire, for consideration consisting of solely of cash and/or marketable equity securities, all of the equity securities of the Company entitled to vote generally in the election of directors to the Company Board or all or substantially all of the assets of the Company, (ii) that is not subject to a financing contingency or, if it is subject to a financing contingency, is accompanied by commitment letters in customary form for sufficient financing amounts to satisfy such conditions and containing conditions no less favorable than the conditions in the Commitment Letter, (iii) that the Company Board determines in its good faith judgment (after consultation with a financial advisor and its legal and other advisors) to be more favorable to the Company's stockholders (other than Mr. Lap Shun Hui, KDS USA, Parent and their respective Affiliates) from a financial perspective than the Offer and the Merger, (iv) that the Company Board determines in its good faith judgment (after consultation with its financial advisor and its legal and other advisors) that such Acquisition Proposal is reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the party making the Acquisition Proposal), and (v) that does not contain any "due diligence" condition.

     6.5   Covenants to Satisfy Conditions

     Each of the Company and Parent will use its reasonable best efforts to ensure, and to cause its respective Affiliates to ensure, that the conditions set forth in Annex A and ARTICLE 7 hereof are satisfied, insofar as such matters are within the control of such party. Parent and the Company further covenant and agree, with respect to any pending or Threatened Action, preliminary or permanent injunction or other Order, that would adversely affect the ability of the Parties to consummate the transactions contemplated herein, to use their respective reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

     6.6   Disclosure Prior to Closing

     In the event that, at any time prior to the Closing, the Company or Parent becomes aware that any representation or warranty made by it (and in the case of Parent, by Buyer) in this Agreement shall have become untrue or incorrect in any material respect or of any failure by such party (and in the case of Parent, by Buyer) to perform or comply in any material respect its obligations, agreements and covenants under this Agreement such Party shall promptly provide written notice of such matters to the other Party. However, no such notice provided under this Section 6.6 shall be deemed
                                                   -----------
to cure any Breach of any representation or warranty made in this Agreement whether for purposes of determining whether or not the conditions set forth in
ARTICLE 7 hereof have been satisfied or otherwise. In addition, the Company shall promptly provide written notice of any events occurring after the date hereof and prior to the Closing that individually or in the aggregate have had or are reasonably expected to have a Material Adverse Effect on the Company.

     6.7   Indemnification and Directors' and Officer's Insurance

           (a) After the acceptance of Shares for payment in the Offer, the Company shall indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable Law), each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (the "Indemnified Persons") against (i) all losses, claims, damages, costs, expenses (including counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any of its Subsidiaries, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("Indemnified Liabilities"); and (ii) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable Law. Nothing contained herein shall make Parent, Buyer, the Company or the Surviving Corporation, an insurer, a co-insurer or an excess insurer in respect of any insurance policies which may provide coverage for Indemnified Liabilities, nor shall this Section 6.7 relieve
                                                             -----------
the obligations of any insurer with respect thereto. The parties hereto intend, to the extent not prohibited by applicable Law, that the indemnification provided for in this Section 6.7 shall apply without limitation to negligent
                     -----------
acts or omissions by an Indemnified Person. Each Indemnified Person is intended to be a third party beneficiary of this Section 6.7 and may specifically enforce
                                        -----------
its terms. This Section 6.7 shall not limit or otherwise adversely affect any
                -----------
rights any Indemnified Person may have under any agreement with the Company or under the Company's Organizational Documents as presently in effect.

           (b) From and after the Changeover Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers provided to Parent as of or prior to the date hereof (or indemnification agreements in the Company's customary form for directors joining the Company Board prior to the Effective Time) and any indemnification provisions under the Company's or any Acquired Entity's Organizational Documents as in effect immediately prior to the Effective Time.

           (c) For a period of six years after the Effective Time, Parent will maintain or cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who, as of immediately prior to the Effective Time, are covered by the Company's directors' and officers' liability insurance policy (the "Insured Parties") on terms no less favorable to the Insured Parties than those of the Company's present directors' and officers' liability insurance policy; provided however, that in no event will Parent or the Company be required to expend in any year an annual premium for such coverage in excess of two hundred percent (200%) of the annual premium currently paid by the Company for such coverage (or such coverage as is available for two hundred percent (200%) of such annual premium); provided further, that, in lieu of maintaining such existing insurance as provided above, Parent, at its election, may cause coverage to be provided under any policy maintained for the benefit of Parent or any of its Subsidiaries, so long as the terms are not materially less favorable to the intended beneficiaries thereof than such existing insurance.

          (d) The provisions of this Section 6.7 are intended to be for the
                                     -----------
benefit of, and will be Enforceable by, each Indemnified Person and the heirs and representatives of such Indemnified Person. Parent will not permit the Company or the Surviving Company to, and Parent will not, merge or consolidate with or transfer or assign all or substantially all of its assets to any other Person unless Parent ensures that the surviving or resulting entity or transferee assumes the obligations imposed by this Section 6.7.
                                                   -----------

     6.8  Financing Agreements.

     Parent shall promptly forward to the Company's counsel a copy of all credit documentation prepared pursuant to the Financing Agreements. In the event that one or more of the lenders under the Financing Agreements withdraws its Financing Agreement (or commitment thereunder) or invokes a condition that would prevent the closing of the Financing from occurring, Parent shall promptly notify the Company thereof. In the event that Parent invokes the condition set forth in paragraph (ii) of Annex A hereto, or one or more lenders withdraws its commitment under the Financing Agreements, Parent shall use its commercially reasonable efforts to enter into contracts with one or more substitute lenders designated by Parent ("Substitute Lenders") to allow for the condition set forth in paragraph (ii) of the Annex A hereto to be satisfied.

     6.9  Publicity.

     The initial press release relating to this Agreement shall be a joint press release in a form mutually agreeable to Parent and the Company and the Parent and the Company shall, subject to their respective legal obligations, use reasonable efforts to agree upon the text of any other press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby; provided, however, that this
Section 6.9 shall not apply if the Company Board shall have withdrawn, or modified, in a manner adverse to Parent or Buyer, its approval or recommendation of this Agreement, the Offer or the Merger or if any Acquisition Proposal shall be publicly disclosed after the date hereof.

     6.10 Escrow Funding.

     In accordance with the Debt Commitment Letter, Company shall immediately prior to the Funding Date establish an escrow account with a financial institution designated by the lender under the Debt Commitment Letter and deposit into such escrow account sufficient funds to satisfy the cash escrow funding requirements set forth in the Debt Commitment Letter.

     6.11 Employee Benefits

     Each participant in a Company Employee Benefit Plan who continues to be employed by Parent (or any of its Subsidiaries) immediately following the Effective Time shall receive service credit for purposes of determining eligibility to participate, vesting and for any schedule of benefits based on service under Parent Plans for years of service with Company (and its Subsidiaries and predecessors) prior to the Effective Time, provided that such service shall not be recognized to the extent such recognition would result in a duplication of benefits. If Parent elects to cover employees under Employee Benefit Plans maintained by Parent, Parent shall then cause any and all pre-existing condition (or actively-at-work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such participants and shall, for the coverage period that includes the Closing Date, provide them with credit for any payments made towards co-payments, deductibles, and offsets (or similar payments) for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent Employee Benefit Plans in which they are eligible to participate after the Effective Time.

                                   ARTICLE 7.
                               CLOSING CONDITIONS

     7.1 General Conditions

     The obligations of the Parties to effect the Closing shall be subject to the satisfaction or waiver, in whole or in part, at or prior to the closing, of each of the following conditions unless waived in writing by Parent and the
Company:

         (a) No Law Or Orders. No Law or Order shall have been enacted, entered,
             ----------------
issued or promulgated by any Governmental Entity (and be in effect) which declares this Agreement invalid or unenforceable in any material respect or which prohibits consummation of the Merger or the transactions contemplated herein, and all governmental Consents and Orders required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time.

         (b) Purchase of Shares in Offer. Buyer shall have purchased all Shares
             ---------------------------
validly tendered and not withdrawn pursuant to the Offer; provided, however that neither Parent nor Buyer may invoke this condition if Buyer shall have failed to purchase Shares so tendered and not withdrawn in violation of the terms of this Agreement or the Offer.

         (c) HSR. Any applicable waiting period under the HSR Act or other
             ---
applicable antitrust or similar Law shall have expired or have been terminated with respect to the transactions contemplated herein.

                                   ARTICLE 8.
                                  TERMINATION

     8.1  Termination of Agreement

     Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Effective Time, whether before or after stockholder approval of the Merger:

          (a) By mutual written consent of the Parties;

          (b) By either of the Company or the Parent (acting pursuant to a valid board of directors action) (i) if any Governmental Entity shall have issued an Order, or taken any action which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such Order or Action shall have become final and non-appealable; provided, however, the Party seeking to terminate this Agreement shall have used its commercially reasonable efforts to remove or lift such Order or Action or (ii) the Offer has not been consummated on or before February 28, 2002 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party
                          ------------------
whose failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Offer to have been consummated on or before such date and such action or failure to act constitutes a material Breach of this Agreement;.

          (c) By the Company, if, prior to acceptance of the Shares pursuant to the Offer, (x) the Company shall have entered into an agreement with respect to a Superior Proposal or the Company Board shall have recommended to the Company Stockholders any Superior Proposal or, in either case, resolved by valid Company Board action to do so and (y) the Company first makes the payment of the Termination Fee as required by Section 6.4(b); provided, however that in order
                               --------------
for the termination of this Agreement pursuant to this Section 8.1(c) to be
                                                       --------------
deemed effective, the Company shall have complied with the provisions of
Section 6.4(b) hereof in connection with such Superior Proposal;
--------------

          (d) By the Company, if the Offer has not been commenced by Parent or Buyer on or prior to five Business Days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it is in material breach of this
                           --------------
Agreement;

          (e) By the Company, if (i) any of the representations and warranties of Parent or Buyer set forth in this Agreement shall not be true and correct in all material respects as if such representations and warranties were made at the time of such determination (except as to any such representation and warranty which speaks as of a specific date, which must be untrue and incorrect as of such date) except where the failure to be so true and correct would not individually or in the aggregate, be reasonably likely to interfere with Parent's or Buyer's ability to consummate the Offer, the Merger or the other transactions contemplated by this Agreement, or (ii) if Parent or Buyer shall have failed to perform or comply in any material respect with its obligations, agreements and covenants under this Agreement, in each case which inaccuracy or failure to perform is not cured in all material respects within ten (10) Business Days following written notice from the Company of such Breach;

          (f) By Parent, if prior to the Changeover Time (i) the Company Board
(A) withdraws, modifies or changes (including by amendment of the Schedule 14D-9) its recommendation of the Offer, this Agreement or the Merger in a manner adverse to Parent or shall have resolved pursuant to valid Company Board action to do any of the foregoing, (B) shall have recommended to the Company Stockholders any Acquisition Proposal or resolved by valid Company Board action to do so or (C) shall have failed to reaffirm publicly and unconditionally its recommendation to the Company Stockholders that they tender their Shares in the Offer, which public reaffirmation must be made within five days after Parent's reasonable written request to do so; or (ii) the Minimum Condition (as defined in Annex A) shall not have been satisfied by the Expiration Date and any "group" (as defined in Section 13(d)(3) of the Exchange Act) or Person (including the Company or any of its Affiliates), other than Parent or its Affiliates, shall have become then beneficial owner of more than 50% of the Shares; provided, however, the current ownership of Shares by the Company Stockholders who are party to the Stock Purchase Agreements shall not be deemed to trigger this clause.

          (g) By Parent, if prior to the Changeover Time, the Company shall have Breached any of its representations and warranties, which Breach shall have given rise to the failure of the condition set forth in clause (f) of Annex A hereto to be satisfied or the Company shall have failed to perform its covenants of other agreements contained in this Agreement which failure to perform would give rise to the failure of the condition set forth in clause (f) of Annex A to be satisfied, which in each case, Breach or failure to perform is not cured in all material respects within ten Business Days following receipt of written notice from Parent of such Breach.

     8.2  Manner and Effect of Termination

          (a) Termination shall be effected by the giving of written notice to that effect by the party seeking termination. If this Agreement is validly terminated and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect and no party shall be obligated to the others hereunder; provided, however, that
                                                  --------  -------
termination shall not affect: (i) the rights and remedies available to a party as a result of the Breach by the other party or parties hereunder, (ii) the provisions of Sections 9.1, 9.8, and 9.11 hereof, or (iii) the obligations of
              ---------------------------
the Company pursuant to Section 8.3 below.
                        -----------

     8.3  Certain Payments Upon Termination

          (a) In the event that: (A) the Company terminates this Agreement under
Section 8.1(c) or (B) Parent terminates this Agreement under Section 8.1(f), the
--------------                                               --------------
Company shall pay to Parent a termination fee of $4,830,000 (the "Termination Fee").

          (b) All payments required to be made hereunder shall be made by wire transfer of immediately available funds within five (5) Business Days of the event giving rise to the payment of such Parent Expenses. Each of Parent and the Company acknowledges that the agreements contained in this Section 8.3 are an
                                                           -----------
integral part of the transactions contemplated
herein and that, without said agreements, neither Parent nor the Company would have entered into this Agreement; accordingly, if Company fails promptly to pay the Termination Fee due pursuant to this Section 8.3, and, in order to
                                                -----------
obtain such payment, Parent commences an Action that results in a judgment against the Company for failure to make such payments, the Company will pay Parent's reasonable expenses (including attorneys' fees and expenses) in connection with such Action, together with interest on the amounts due hereunder at the prime rate of Bank of America in effect on the date the payment was due determined by the court rendering such judgment.

                                   ARTICLE 9.
                                  MISCELLANEOUS

     9.1 Entire Agreement; Third Party Beneficiaries

     (a) This Agreement, together with the Exhibits, Annexes and Disclosure Letters hereto and the certificates, documents, instruments and writings that are contemplated by or referred to herein and delivered pursuant hereto, constitute the entire agreement and understanding of the Parties in respect of its subject matters and supersede all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated herein it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) except as provided in Section 6.8, are not intended to
                                              -----------
confer upon any other Person any rights or remedies hereunder.

     9.2 Successors

     All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are Enforceable by, the Parties and their respective successors and permitted assigns.

     9.3 Assignments

     No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

     9.4 Notices

     All notices, requests, demands, claims and other communications hereunder will be in writing. Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient and such notice, request, demand, claim or other communication will be deemed given if delivered to the address set forth below using personal delivery, commercial courier, messenger service, telecopy (receipt confirmed), registered or certified mail (postage pre-paid, return receipt requested), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.

     If to Parent and after Closing to           EM Holdings, Inc.
     the Acquired Entities:                      7373 Hunt Avenue
                                                 Garden Grove, CA  92841
                                                 Attn: Lap Shun Hui
                                                 Fax: (714) 892-0235

     Copy to (which will not constitute          Akin, Gump, Strauss, Hauer & Feld, L.L.P.
     notice):                                    2029 Century Park East, Suite 2400
                                                 Los Angeles, CA 90067
                                                 Attn:  Murray Markiles, Esq.
                                                 Fax: (310) 728-2233

     If to Company and before Closing to the     eMachines, Inc.
     Acquired Entities:                          14350 Myford Road
                                                 Irvine, CA 92606
                                                 Attn: John Alpay
                                                 Fax: (714) 508-1135

     Copy to (which will not constitute          Wilson Sonsini Goodrich & Rosati
     notice):                                    A Professional Corporation
                                                 650 Page Mill Road
                                                 Palo Alto, California  95050
                                                 Attn: John A. Fore, Esq.
                                                 Fax: (650) 493-6811

                                                 And

                                                 Wilson Sonsini Goodrich & Rosati
                                                 A Professional Corporation
                                                 One Market
                                                 Spear Tower, Suite 3300
                                                 San Francisco, CA  94105
                                                 Attn: Steve L. Camahort, Esq.
                                                 Fax: (415) 957-2099


Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     9.5 Specific Performance

     Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise Breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent Breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, subject to Section 9.8, in
                                                         -----------
addition to any other remedy to which they may be entitled, at Law or in equity.

     9.6 Counterparts

     This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

     9.7 Headings

     The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

     9.8 Governing Law

     This Agreement and the performance of the transactions contemplated herein and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of Law principles.

     9.9 Amendments and Waivers

     No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by Parent and the Company. No waiver by any Party of any default, misrepresentation, or Breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

     9.10 Severability

     The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provisions.

     9.11 Expenses

     Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated herein including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

     9.12 Construction

     The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. The word "including" means "including without limitation." Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The words "this Agreement," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

     The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has Breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not Breached will not detract from or mitigate the fact that the party is in Breach of the first representation, warranty, or covenant.

     9.13 Non-Survival of Representations and Warranties

     None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     9.14 Submission to Jurisdiction

     All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court sitting in Newcastle County. The Parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Newcastle County for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the action is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

     9.15 Buyer Compliance

     Whenever this Agreement requires Buyer to take action, such requirement shall be deemed to include an undertaking on the part of the Parent to cause Buyer to take such action.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                             EMACHINES, INC.

                             By: /s/ Wayne R. Inouye
                                ------------------------------------------------
                             Name:   Wayne R. Inouye
                                  ----------------------------------------------
                             Title:  President and Chief Executive Officer
                                   ---------------------------------------------


                             EM HOLDINGS, INC.

                             By: /s/ Lap Shun Hui
                                ------------------------------------------------
                             Name:   Lap Shun Hui
                                  ----------------------------------------------
                             Title:  President
                                    --------------------------------------------


                             EMPIRE ACQUISITION CORP.

                             By: /s/ Lap Shun Hui
                                ------------------------------------------------
                             Name:   Lap Shun Hui
                                  ----------------------------------------------
                             Title:  President
                                   ---------------------------------------------

                                     ANNEX A
                                OFFER CONDITIONS

     Capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term "Merger Agreement" shall be deemed to refer to the attached Agreement.

     Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Parent's rights to extend and amend the Offer at any time in its sole discretion (pursuant and subject to Section 2.1 of the provisions of the Merger Agreement), Buyer shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Parent's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may postpone the acceptance for payment of and payment for any tendered Shares, if as of the Expiration Date (i) a number of Shares which (when added to the number of Shares held by Mr. Lap Shun Hui, KDS USA, Parent and their respective affiliates and the number of Shares purchasable by Buyer pursuant to the Stock Purchase Agreements) constitutes at least 90% of the Shares outstanding shall not have been validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"); (ii) the Parent and Buyer have not received and do not have available to them on the Funding Date, the proceeds of the Financing, including but not limited to funds sufficient to enable Buyer to (x) finance the purchase of the Shares and other securities which the Buyer is agreeing to pay for and purchase pursuant to the Offer, the Buyer Option Agreement and the Stock Purchase Agreements; (y) pay the Per Share Amount pursuant to the Merger; and (z) pay the fees and expenses required to be paid by the Buyer in connection with the transactions contemplated by the Agreement, provided that the proceeds of the Financing will be considered "available" if the conditions to the financing commitment are satisfied (other than any conditions which Parent or Buyer can cause to be satisfied within five business days following their acceptance for payment of the Shares tendered in the Offer which conditions need not be satisfied in order for the proceeds of the Financing Agreement to be considered "available"); (iii) the waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer; (iv) the Board of Directors of the Company has not received a solvency opinion in substantially the same form and from the same investment bank as the solvency opinion delivered to the lender pursuant to the Financing, or (v) any of the following events shall have occurred and be continuing at the Expiration Date:

     (a) there shall have been any Action, Law or Order enacted or entered into, issued or instituted or promulgated, or Threatened by any Governmental Entity
(i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of, or payment for, any Shares by Buyer or any Affiliate of Buyer, or the consummation of any other transaction contemplated herein, or seeking to obtain damages that are material in relation to the Company and its Subsidiaries, taken as a whole, in connection with the Offer, the Merger or any transaction herein; (ii) seeking to prohibit or limit materially the ownership or operation by Parent, Buyer or any Acquired Entity of all or any material portion of the business or assets of the Company and Subsidiaries, taken as a whole, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Offer, the Merger or any of the transactions contemplated herein; (iii) seeking to impose or confirm limitations on the ability of Parent or any Affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Parent pursuant to the Offer or otherwise on all matters properly presented to the Company Stockholders, including, without limitation, the approval and adoption of this Agreement and the Merger; (iv) seeking to require divestiture by Parent or any Affiliate of Parent of any Shares; or (v) which otherwise has a Material Adverse Effect on the Company;

     (b) there shall be any Law or Order enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

     (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the NASDAQ SmallCap Market System, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any limitation (whether or not mandatory) by any United States or foreign governmental authority on the extension of credit by banks or other financial institutions, or (iv) a change in general financial, bank or capital market conditions which Materially Adversely Affects the ability of financial institutions in the United States to extend credit;

     (d) except as disclosed in the Company Disclosure Letter, since the September 2001 Financial Statement there shall have occurred any Material Adverse Change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any Material Adverse Change) in the consolidated financial condition, businesses, or results of operations of the Acquired Entities, taken as a whole;

     (e) (i) it shall have been publicly disclosed that the beneficial ownership (determined for the purposes of this paragraph (e) as set forth in Rule 13d 3 promulgated under the Exchange Act) of 50% or more of the outstanding Shares has been acquired by any Person other than Parent and Buyer and except for any Person having such beneficial ownership as of the date of the Merger Agreement,
(ii) the Board of Directors of the Company (A) withdraws, modifies or changes (including by amendment of the Schedule 14D-9) its recommendation of the Offer, this Agreement or the Merger in a manner adverse to Parent, (B) shall have recommended to the Stockholders of the Company any Acquisition Proposal, or (C) shall have failed to reaffirm publicly and unconditionally its recommendation to the Company's Stockholders that they tender their Shares in the Offer, which public reaffirmation must be made within five days after Parent's written request to do so, (iii) a third party shall have entered into a definitive agreement or a written agreement in principle with the Company with respect to an Acquisition Proposal, or (iv) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

     (f) (i) any of the representations and warranties of the Company set forth in Sections 5.5 of the Merger Agreement shall not be true and correct in all
   ------------
material respects as if
such representations and warranties were made at the Expiration Date (except as to any such representation or warranty that speaks as of a specific date, which must be untrue or incorrect as of such date); or (ii) any of the other representations and warranties of the Company set forth in the Merger Agreement, when read without any exception or qualification as to materiality or reference to Material Adverse Effect or Material Adverse Change, shall not be true and correct as if such representations and warranties were made at the time of such determination (except as to any such representation and warranty which speaks as of a specific date, which must be untrue or incorrect as of such date) except where the failure to be so true and correct would not individually or in the aggregate have a Material Adverse Effect on the Company;

     (g) the Company shall have failed to perform or comply in any material respect with its obligations, agreements and covenants under the Merger Agreement, which Breach has not been cured in all material respects within ten
(10) Business Days following receipt by the Company of written notice of such Breach; or

     (h) the Merger Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the benefit of Parent and Buyer and may be asserted by Parent or Buyer regardless of the circumstances giving rise to any such conditions, may be waived by Parent or Buyer, in whole or in part, in accordance with Section 2.1 of the Merger Agreement. The failure by Parent or Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.